Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE April 30, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports First Quarter 2012 Results

HOUSTON, TX – (April 30, 2012) Cal Dive International, Inc. (NYSE:DVR) reported a first quarter 2012 loss of $24.3 million, or $.26 per diluted share.  This compares to a net loss of $18.7 million, or $.20 per diluted share for first quarter 2011.  Included in the first quarter 2012 results is a $1.4 million ($.01 per diluted share) impairment charge relating to a non-core asset. Aside from the impairment charge, the increase in the loss is primarily due to the regulatory drydocks of three of the Company’s most profitable assets during the first quarter 2012, including longer than expected out of service time for the upgrade of the Uncle John to enable the vessel to perform light well intervention work.  The upgrade was not completed until early April.  With the upgrade completed, the vessel is now working and is contracted for nearly all of the remainder of 2012.  In addition, the Company experienced higher activity in the first quarter 2011 from a large construction project in the Bahamas that did not re-occur in the first quarter 2012.  Partially offsetting the activity decreases were lower costs.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “Our first quarter results reflect the regulatory dry docking of three of our most profitable assets combined with the typical winter seasonality in the US Gulf of Mexico.  The financial impact from the combined out of service time for the three assets in drydock was greater than expected as the upgrade of the Uncle John, our most profitable asset, took longer than expected, which prevented it from working during the entire first quarter.  The good news is that the vessel is now working and it is booked for most of the rest of the year.  In addition, our first quarter financial results were negatively impacted by the delay to the second quarter of the majority of a large salvage project.

“Now that the drydocks and winter weather are behind us, we look forward to increased activity levels in the second quarter, especially in the Gulf of Mexico.  However, pricing is expected to remain relatively flat as the activity levels are still recovering.  In Mexico, we commenced a construction project in early April.  We look for meaningful improvement in our financial results for the second quarter of 2012.”

Financial Highlights

•
Backlog:  Contracted backlog was $260 million as of March 31, 2012, of which 82% is expected to be performed in 2012.  This compares to backlog of $178 million at December 31, 2011 and $190 million at March 31, 2011.

•
Revenues:  First quarter 2012 revenues decreased by $35.4 million to $60.0 million as compared to first quarter 2011.  The decrease is primarily due to the reduced activity levels in the U.S. Gulf of Mexico due to three of the Company’s most profitable assets being in drydock for the majority of the first quarter 2012, and higher activity in the first quarter 2011 from a large construction project in the Bahamas that did not re-occur in the first quarter 2012.

•
Gross Loss: First quarter 2012 gross loss increased by $9.2 million to $16.4 million as compared to first quarter 2011.  The increase in the loss is primarily due to the same reasons as the revenue decrease discussed above partially offset by lower costs.

•
SG&A: First quarter 2012 SG&A decreased by $2.5 million to $13.5 million as compared to first quarter 2011.  The decrease is primarily due to various cost reduction measures implemented by the Company in response to the current level of business activity.  As a percentage of revenue, SG&A was 22.5% for the first quarter 2012 compared to 16.7% for the first quarter 2011.  The increase in percentage is due to the revenue decrease in first quarter 2012 described above.

•
Net Interest Expense: First quarter 2012 net interest expense increased by $0.3 million to $2.3 million as compared to first quarter 2011, primarily due to higher interest rate margins under the Company’s credit facility.

•
Income Tax: The effective tax benefit rate for the first quarter 2012 was 25.1% compared to 16.8% for the first quarter 2011.  The increase in the tax benefit rate was primarily due to a non-cash valuation allowance established during the first quarter 2011 relating to certain foreign losses and a higher percentage of the pre-tax losses generated in tax jurisdictions with lower rates during the first quarter of 2011.

•
Balance Sheet:  Debt consisted of $150.0 million under a term loan and $20.0 million outstanding under a revolving credit facility, and cash and cash equivalents were $9.2 million, for a net debt position of $160.8 million as of March 31, 2012, compared to net debt positions of $134.4 million at December 31, 2011 and $155.4 million at March 31, 2011.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on May 1, 2012.  The teleconference dial-in numbers are:  (866) 314-4865 (domestic), (617) 213-8050 (international), passcode 47971631. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East and the Mediterranean, with a fleet of 28 vessels, including 18 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, the inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2012	2011
	(unaudited)

Revenues	$60,017	$95,431
Cost of sales	76,437	102,657
Gross loss	(16,420)	(7,226)
Selling and administrative expenses	13,492	15,953
Asset impairment	1,351	-
(Gain) loss on sale of assets	189	(2,832)
Loss from operations	(31,452)	(20,347)
Interest expense, net	2,300	2,027
Other (income) expense, net	(341)	148
Loss before income taxes	(33,411)	(22,522)
Income tax benefit	(8,389)	(3,777)
Net loss	(25,022)	(18,745)
Loss attributable to noncontrolling interest	(717)	-
Loss attributable to Cal Dive	$(24,305)	$(18,745)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.26)	$(0.20)

Weighted average shares outstanding:
Basic and diluted	92,677	91,652

Other financial data:
Depreciation and amortization	14,636	16,876
Non-cash stock compensation expense	2,378	2,281
EBITDA	(12,029)	(1,338)

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
	March 31,	December 31,
	2012	2011
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$9,243	$15,598
Accounts receivable, net	82,455	108,420
Other current assets	49,269	56,914
Total current assets	140,967	180,932

Net property and equipment	512,257	496,771

Other assets, net	31,598	27,237
Total assets	$684,822	$704,940

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$65,887	$78,277
Other current liabilities	29,539	36,775
Current maturities of long-term debt	17,900	6,000
Total current liabilities	113,326	121,052

Long-term debt	152,100	144,000
Other long-term liabilities	112,817	110,247
Total liabilities	378,243	375,299

Total equity	306,579	329,641

Total liabilities and equity	$684,822	$704,940

Reconciliation of Non-GAAP Financial Measures
For the Three Months Ended March 31, 2012 and 2011
(in thousands)

     In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

     The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

     The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
EBITDA	$(12,029)	$(1,338)
Less: Depreciation & Amortization	14,636	16,876
Less: Income Tax Expense (Benefit)	(8,389)	(3,777)
Less: Net Interest Expense	2,300	2,027
Less: Non-Cash Stock Compensation Expense	2,378	2,281
Less: Non-Cash Impairment Charge	1,351	-
Loss Attributable to Cal Dive	$(24,305)	$(18,745)

	March 31,
	2012
Total Debt	$170,000
Less: Cash	(9,243)
Net Debt	$160,757